                                                                     EXHIBIT 4.6


                                     FORM OF
                          PLEDGE AND SECURITY AGREEMENT

         PLEDGE AND SECURITY AGREEMENT, dated as of September __, 2003 (this "Pledge Agreement"), by and between Access Integrated Technologies, Inc., a Delaware corporation ("Pledgor"), David Gajda and Robert Jackovich (each, a "Secured Party" and, collectively, the "Secured Parties") and ________________ ("Pledge Agent").

         WHEREAS, pursuant to that certain Stock Purchase Agreement, dated July __, 2003, by and between Pledgor, Hollywood Software, Inc. (the "Company") and the Secured Parties (the "Purchase Agreement"), Pledgor has purchased from the Secured Parties, and the Secured Parties have sold to Pledgor, _________ shares of the Company's common stock, par value $___ per share, which represents all of the issued and outstanding shares of capital stock of the Company (the "Company Stock");

         WHEREAS, in partial consideration thereof, Pledgor has issued to the Secured Parties secured promissory notes on the date hereof in the aggregate principal amount of $3,000,000 (each, an "Initial Note" and, collectively, the "Initial Notes");

         WHEREAS, pursuant to Section 1.4 of the Purchase Agreement, Pledgor may be required to issue additional notes to Secured Parties (the "Additional Notes" and together with the Initial Notes, the "Notes"); and

         WHEREAS, as a condition to the purchase and sale of the Notes, the Secured Parties have required, and Pledgor has agreed to, the pledge and granting of a security interest in all of the issued and outstanding capital stock of the Company (the "Pledged Securities") as security for the timely payment and performance of all obligations of the Pledgor under the Notes (collectively, the "Obligations").

         NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

         1. Grant of Security Interest.

                  1.1 Grant. As security for the prompt, unconditional and complete payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of each and every one of the Obligations, Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers and transfers to, and grants to the Secured Parties, in accordance with Section 1.2 hereof, a security interest in and a lien upon the Collateral (as defined below), whether now existing or hereafter created or arising, now owned or hereafter acquired, fixed or contingent, and wherever located. For purposes of this Agreement, the term "Collateral" shall mean and include (i) the Pledged Securities together with all cash dividends and other distributions, stock dividends, interest, profits, redemption rights, warrants, subscription rights, stock, securities, options, substitutions, exchanges and other distributions now or hereafter paid, issued, delivered or distributed by the Company or which may hereinafter be acquired by or delivered to the possession of Pledgor or the Secured Parties with respect to the Collateral or otherwise but exclusive of any Permitted Distributions (as defined in Section 3.2(a)(vi) hereof), (ii) the Company's and Pledgor's records with respect to the foregoing, and (iii) all proceeds of all the foregoing, regardless of form.

                  1.2 Pledge Agent. In connection with the grant of a security interest in the Collateral by Pledgor in Section 1.1 hereof, the certificates (or other agreements or instruments) representing the Company Stock shall be delivered by Pledgor to the Pledge Agent, duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers or any other documents, in every case sufficient to transfer title thereto under applicable law. The Pledge Agent may, at any time after the occurrence and during the continuation of a Default (as defined in Section 8 hereof), cause to be transferred into the name of the Secured Parties any and all of the Company Stock. The Pledge Agent shall at all times have the right to exchange the certificates (or other agreements or instruments) representing the Company Stock for certificates (or other agreements or certificates) of smaller or larger denominations.

                  2. Representations and Warranties. Pledgor hereby represents and warrants that:

                  2.1 Title; Other Liens. Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option, pledge, or other charge or encumbrance created by it or any of its affiliates (and no right or option created by Pledgor or any of its affiliates to acquire the same exists in favor of any other person or entity), except for the security interest created by this Pledge Agreement.

                  2.2 Organization. Pledgor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                  2.3 Approval, Corporate Authorization and Validity. Pledgor has the power and authority to enter into and perform this Pledge Agreement and to incur the obligations herein provided for, and has taken all actions necessary to authorize the execution, delivery and performance of this Pledge Agreement. This Pledge Agreement is the legal, valid and binding obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to principles of equity affecting the enforcement of contractual obligations generally. The making and performance of this Pledge Agreement will not (immediately or with the passage of time, the giving of notice, or both) (i) violate the certificate of incorporation or by-laws of Pledgor or violate any laws or result in a default under any contract, agreement, or instrument to which Pledgor is a party or by which Pledgor or its property is bound, or (ii) result in the creation or imposition of any security interest in, or lien, pledge, mortgage security interest or any other encumbrance upon, any of the assets of the Pledgor, except in favor of the Secured Parties. This Pledge Agreement, together with the documents delivered pursuant hereto, is effective to create a valid and continuing first priority security interest in the Collateral, securing the payment of the Obligations.

                  3. Covenants.

                  3.1 Maintenance of Security Interests; Further Documentation. Pledgor hereby covenants and agrees that while any of the Obligations are outstanding it shall:

                  (a) maintain the security interests created by this Pledge Agreement and shall defend such security interests against claims and demands of all persons whomsoever and shall not encumber or grant any security interest or with respect to the Collateral or permit any of the foregoing;

                  (b) at any time, upon the written request of a Secured Party and at the sole expense of Pledgor, promptly and duly execute and deliver such further instruments and documents and take such further action as a Secured Party may reasonably request for the purpose of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted;

                  (c) except as expressly permitted by the Purchase Agreement, pay promptly when due all taxes, liens, assessments and other charges against the Collateral, except to the extent the validity thereof is being contested in good faith;

                  (d) not issue any additional shares of the Company's capital stock or any right to acquire any such stock or any securities convertible into shares of the Company's capital stock;

                  (e) maintain the Company as a separate entity from Pledgor and operate the Company's business as an independent business unit (including maintenance of separate bank accounts, accounting and business records, licenses and permits) and use commercially reasonable efforts to maintain, protect and defend the assets of the Company from and against any loss, damage or diminution in value; provided, that no action taken by Pledgor and permitted under Section
3.2 hereof shall be deemed a violation of this clause (e); and

                  (f) maintain and cause the Company to maintain the confidentiality of all trade secrets and other confidential or proprietary information or technology of the Company.

                  3.2 Future Indebtedness; Preservation of Collateral.

                  (a) Pledgor agrees that it shall not, while any Obligations are outstanding, (i) incur, create or assume any indebtedness other than Permitted Indebtedness (as defined in the Initial Notes), (ii) incur, create or assume any indebtedness that is senior in priority to the indebtedness evidenced by the Notes other than the Senior Indebtedness (as defined in the Initial Notes), (iii) permit, authorize, approve or cause the Company to incur, create or assume any indebtedness other than (A) any line of credit existing prior to the consummation of the transactions contemplated by the Purchase Agreement and any refinancing thereof, in amounts not to exceed the current maximum availability thereunder, (B) as contemplated by clause (v) below or (C) unsecured liabilities to trade creditors and other third parties incurred in the ordinary course of the Company's business, (iv) pledge or grant a security interest in or permit, authorize, approve or cause the Company to pledge or grant a security interest in all or any portion of the Company's assets, other than any pledge or grant that exists prior to the consummation of the transactions contemplated by the Purchase Agreement or that results from any refinancing thereof, (v) loan or make any advance of funds to the Company other than loans or advances reasonably necessary to fund the operations of the Company, (vi) permit, authorize, approve or cause the Company to make or commit to any dividend, distribution or other payment to Pledgor or any direct or indirect subsidiary of Pledgor (other than pursuant to contracts or agreements permitted by clause (vii) below); provided, however, that so long as a Default shall not have occurred and be continuing, the Company may periodically make cash distributions to Pledgor (as sole shareholder of the Company) in an aggregate amount not to exceed the Company's cash flow from operations (calculated in accordance with generally accepted accounting principles, consistently applied) for the period from the date of this Agreement through the end of the fiscal quarter immediately preceding the date of such distribution ("Permitted Distributions"), (vii) permit, authorize, approve or cause the Company to enter into any contract or agreement with Pledgor or any of its direct or indirect subsidiaries or other affiliates other than contracts entered into in the ordinary course of the Company's business, having terms no less favorable than those generally available to third-parties in a negotiated transaction, and providing for a termination right in favor of the Company in the event that Pledgor no longer owns 100% of the outstanding capital stock of the Company, (viii) permit, authorize, approve or cause the Company to enter into any sale, transfer or hypothecation of any material portion of the Company's assets other than transactions entered into in the ordinary course of the Company's business, (ix) take any actions intended to or which could reasonably be expected to prevent the Company from performing any material obligation, or (x) permit, authorize, approve or cause the Company to enter into any exclusive license agreement or similar arrangement with respect to all or any portion of the Company's intellectual property assets.

                  (b) Without the prior written consent of the Secured Parties, which shall not be unreasonably withheld, Pledgor shall not make an assignment, grant a security interest or attempt any transfer of the Collateral or any interest therein, and shall keep all of the Collateral free from all levies, attachments, liens, charges and any other encumbrances created by it. Pledgor promptly shall give written notice to the Secured Parties of any levy, attachment, lien, charge or any other encumbrance against or upon Collateral that shall not be discharged, released or satisfied within ten (10) days.

                  4. Collection of Dividends and Distributions. During the term of this Pledge Agreement, and so long as there shall not occur or exist any Default, Pledgor shall have the right to receive and retain any and all dividends or other distributions payable by the Company on account of any of the Company Stock, other than stock dividends or distributions of capital stock of the Company in connection with any reclassification, increase or reduction of capital, or issued in connection any reorganization of the Company, which shall be delivered by the Pledgor to the Pledge Agent in the form received duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers or any other documents, in every case sufficient to transfer title thereto under applicable law, to be held by the Pledge Agent on behalf of and for the benefit of the Secured Parties, as additional security for the Obligations. Upon the occurrence and during the continuation of any Default, all dividends or other distributions payable by the Company on account of any of the Company Stock shall be paid to the Secured Parties and any such sum receive by Pledgor shall be deemed to be held by Pledgor in trust for the benefit of the Secured Parties and shall be forthwith turned over to the Secured Parties for application by the Secured Parties to the Obligations in such order as the Secured Parties may elect.

                  5. Voting Rights. Unless a Default shall have occurred and be continuing, the Pledgor shall be entitled to vote the Company Stock and to give consents, waivers and ratifications in respect of the Company Stock; provided, however, that the Secured Party shall receive copies of all notices of meetings of the Board of Directors or shareholders of the Company and any minutes, written consents or other such documentation of any corporate actions taken by the Company. Upon the occurrence and continuation of a Default, the Secured Party shall have the right, exercisable by delivery of written notice thereof to the Company and the Escrow Agent, to vote the Company Stock or to instruct the Escrow Agent to vote the Company Stock in accordance with the written instructions of the Secured Party and Pledgor agrees to cause the Company to honor and respect the exercise of such voting rights by the Secured Party. Absent written notice of an election to exercise voting rights while a Default is continuing, the voting rights shall remain in Pledgor.

                  6. Disposition of Collateral by Pledge Agent. (a) The Pledge Agent shall hold the Collateral until the earlier to occur of the following:

                           (i) the Pledge Agent shall have received joint
written instructions from Pledgor and the Secured Parties directing the Pledge Agent to deliver the Collateral, in which event the Pledge Agent shall deliver the Collateral in accordance with such joint written instructions;

                           (ii) the Pledge Agent shall have received a
certificate from the Secured Parties certifying that a Default has occurred, in which event the Pledge Agent shall deliver the Collateral to the Secured Parties on the fifth (5th) day after receiving such certificates; or

                           (iii) the Pledge Agent shall have received a
certificate from Pledgor certifying that the Pledgor has made all the payments required under the Notes and all other Obligations have otherwise been satisfied in full, together with either copies of the Notes marked "Paid in Full" or other written acknowledgement from the Secured Parties that the Notes have been paid in full, in which case the Pledge Agent shall deliver the Collateral to the Pledgor on the fifth (5th) day after receiving such certificate.

                  (b) Upon receipt of a certificate referred to in Section 6(a)(ii) or (iii) above, the Pledge Agent promptly shall mail a copy of such certificate to the Secured Parties or the Pledgor, respectively, by registered mail, return receipt requested.

                  (c) Upon delivery of the Collateral by the Pledge Agent pursuant to Section 6(a) above, the Pledge Agent shall have no further obligations hereunder.

                  7. Pledge Agent's Obligations. (a) The sole obligation of the Pledge Agent hereunder shall be to hold and disburse the Collateral in accordance with the terms of this Pledge Agreement. This Pledge Agreement expressly sets forth all the duties of the Pledge Agent with respect to any and all matters pertinent hereto. No implied duties or other obligations shall be read into this Pledge Agreement against the Pledge Agent. The Pledge Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

                  (b) The Pledge Agent shall not be under any duty to give the Collateral held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in joint written instructions from the Pledgor and the Secured Parties.

                  (c) The Pledge Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Pledge Agent, Pledgor and the Secured Parties shall jointly and severally indemnify and hold harmless the Pledge Agent from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Pledge Agreement. Without limiting the foregoing, the Pledge Agent shall in no event be liable in connection with its investment or reinvestment of any funds received by it in respect of the Collateral and held by it hereunder, in good faith and in accordance with joint written instructions from Pledgor and the Secured Parties, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of such funds, or any loss of interest incident to any such delays.

                  (d) The Pledge Agent shall be entitled to rely upon any certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Pledge Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  (e) The Pledge Agent may act pursuant to the advice of counsel with respect to any matter relating to this Pledge Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

                  (f) The Pledge Agent makes no representations as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

                  (g) The Pledge Agent may at any time resign as agent of the Secured Parties by delivering written notice of its intention to do so the Pledgor and the Secured Parties and delivering the Collateral to a new Pledge Agent, reasonably satisfactory to the Pledgor, designated by the Secured Parties in writing to the Pledge Agent and the Pledgor, to be held by such new Pledge Agent in pledge pursuant to the terms hereof, whereupon the Pledge Agent shall be discharged of and from any and all further obligations arising in connection with this Pledge Agreement.

                  (h) In the event any suit, action or proceeding is instituted in connection with the Collateral, the Pledge Agent shall be entitled to retain the Collateral until the Pledge Agent shall have received a final nonappealable order of a court of competent jurisdiction directing delivery of the Collateral in which event the Pledge Agent shall disburse the Collateral in accordance with such order. Any such court order shall be accompanied by a legal opinion of counsel for the presenting party, reasonably satisfactory to the Pledge Agent, to the effect that said order is final and nonappealable. The Pledge Agent shall act on such court order and legal opinions without further question and notwithstanding the provisions of Section 6 hereof.

                  (i) The Secured Parties agree to reimburse the Pledge Agent for all reasonable expenses, disbursements and advances incurred or made by the Pledge Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

                  8. Default. A "Default" shall exist hereunder if (i) an "Event of Default" shall occur under the Notes (as set forth therein) or (ii) there shall be a material breach of any provision of this Pledge Agreement, which, to the extent curable, shall not be cured within thirty (30) days from Pledgor's receipt of written notice of such breach.

                  9. Rights Following Default.

                  (a) Upon and following a Default, the Secured Parties shall have all rights and remedies with respect to the Collateral afforded by the Uniform Commercial Code, as from time to time in effect in the State of New York (the "Code"), to a secured creditor having a security interest in property to which Article 9 thereof applies. Without limiting the generality of the foregoing, the Secured Parties, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Pledgor or any other person or entity (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, upon such terms and conditions as it may deem advisable and at such prices as they may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Pledgor acknowledges that private sales may be made at prices and other terms less favorable to the seller than if such Collateral were sold at public sale, and that the Secured Party has no obligation to delay the sale of any such Collateral for the period of time necessary to permit the Company or Pledgor to register the Collateral for public sale under applicable securities laws. Pledgor agrees that any private sales made under the foregoing circumstances shall not be deemed to have been in a commercially unreasonable manner for the sole reason that it is a private sale. The Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold. The Secured Parties shall apply any proceeds from time to time held by either of them and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Secured Parties, to the payment in whole or in part of the Obligations, in such order as the Secured Parties may elect. Only after such application and after the payment by Secured Parties of any other amount required by any provision of law, need the Secured Parties account for the surplus, if any, to Pledgor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Parties to collect such deficiency.

                  (b) Following a Default, Pledgor will, upon receipt of any proceeds, dividends, stock certificate or other sums arising from any sale or other disposition of the Collateral or any instrument evidencing an obligation to pay such sums, hold same in trust for the Secured Parties in the form received, and will forthwith, without notice or demand, endorse, transfer and deliver same to the Secured Parties.

                  10. Remedies Cumulative and Not Waivable. The rights and remedies of the Secured Parties herein expressly specified are cumulative and not exclusive of other contractual, common law or statutory rights and remedies that the Secured Parties may have. The Secured Parties shall be under no duty to exercise or withhold the exercise of any of their rights and remedies provided hereunder or otherwise. No omission or delay by the Secured Parties in exercising any such right or remedy fully shall operate as a waiver, or a partial waiver, of any such right or remedy; nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

                  11. Expenses of Secured Party and Indemnification. Pledgor shall pay or reimburse to a Secured Party, upon demand, any and all costs of a Secured Party (including all reasonable attorneys' fees and disbursements) incident to the establishment, defense, exercise or enforcement of its rights under this Pledge Agreement or the defense of any action arising in connection with this Pledge Agreement, including, without limitation, all costs incurred by a Secured Party under, or in exercising rights under, this Pledge Agreement. Except as otherwise provided herein expressly, Pledgor hereby agrees to indemnify and hold harmless the Secured Parties, absent gross negligence or willful misconduct on the part of any Secured Party, from and against all claims, losses, judgments and liabilities arising in connection with the Collateral, this Pledge Agreement or exercise of any right or remedy of the Secured Parties.

                  12. Termination. Notwithstanding anything to the contrary contained herein, this Pledge Agreement shall terminate, at such time as Pledgor shall have irrevocably paid to the Secured Parties (in immediately available funds) all amounts due with respect to the Obligations.

                  13. Notices. Any notice, demand, request or process in connection herewith shall be effective if sent according to the procedures set forth in the Purchase Agreement.

                  14. Waiver of Presentment, etc. Pledgor hereby waives presentment, notice of dishonor and protest of any instruments included in or evidencing Obligations and all other notices and demands not expressly required by this Pledge Agreement.

                  15. Governing Law; Terms. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  16. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS PLEDGE AGREEMENT, PLEDGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

                  (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH
COURTS;

                  (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO PLEDGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13 HEREOF;

                  (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER PLEDGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND

                  (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

                  17. Other Provisions. This Pledge Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision hereof may be modified without the written consent of the party against whom enforcement may be sought. Neither the Secured Parties nor any of their attorneys or agents shall be liable to Pledgor for any loss or damage caused by any act or omission on the part of any of them unless such loss or damage shall have been caused by the gross negligence or willful misconduct of such person. Neither this Pledge Agreement nor any rights, interests or obligations hereunder may be assigned or delegated by Pledgor or the Secured Parties without the prior written consent of the other. This Pledge Agreement shall be binding upon the successors and permitted assigns of Pledgor and shall inure to the benefit of the successors and permitted assigns of the Secured Parties. In the event any one or more of the provisions contained in this Pledge Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained shall not be affected or impaired in any way. Section headings used herein are for convenience only and shall not affect the construction of this Pledge Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Pledge and Security Agreement as of the date first written above.


                                      PLEDGOR:

                                      ACCESS INTEGRATED TECHNOLOGIES, INC.


                                      By: ___________________________________
                                          A. Dale Mayo
                                          President and Chief Executive Officer

                                      SECURED PARTIES:

                                      _______________________________________
                                      David Gajda

                                      _______________________________________
                                      Robert Jackovich

COMPANY:

HOLLYWOOD SOFTWARE, INC.                PLEDGE AGENT:
(solely with respect to Sections 3
through 5 of this Agreement)


By:______________________________       By:____________________________________
Name:                                   Name:
Title:                                  Title: